BEVERAGE BRAND DEVELOPER AGREEMENT

This Beverage Brand Developer Agreement (the “Agreement”) is made and entered into as of the date of full execution (the “Effective Date”), by and between Nitches, Inc., a Nevada company (“Company”), and the undersigned creator Brenton Foster Here as referred to as “Creator”

A.Creator and Company shall work together to manufacture, market, and produce and/or distribute liquor and other alcoholic beverage products (the “Beverage Products”) under brands created by Creator (each a “Beverage Line”) and the Company will have full ownership and full rights to the Beverage Products and Beverage Lines;

B.Creator is amassed a significant following on various Social Media platform(s), including, the following accounts and handles as set forth on Exhibit A (the “Creator’s Social Media”);

C.Company agrees to provide financial backing for the manufacture, market, and produce and/or distribute Beverage Products under creator’s Beverage Line(s) in exchange for Creator’s agreement to market and promote the Beverage Products and Beverage Line in accordance with the Creator Requirements set forth herein;

D.Company and Creator desire to enter into this Agreement pursuant to which Company acquires the right to utilize Creator’s name, likeness, image, and social media presence to promote the Beverage Products and Beverage Line, and Creator is obligated to use the same to promote the same (the “Brand Marketing Services”), subject to the terms contained herein.

For good and valuable consideration, the parties hereby agree to the following terms and conditions:

1.Definitions.

a.“Image” means any content related to Creator that is created by, or at the direction of, Company to promote the Beverage Products, including but not limited to videos, still images, interviews (including but not limited to excerpts and quotes from any interviews) and testimonials.

b.“Net Profits” means the profits remaining after accounting for all expenses and costs of goods sold for the Beverage Products according to generally accepted accounting principles, including any other commissions owed on the sale of the Beverage Products to third parties.

c.“Social Media” means Internet-based or mobile-based applications that allow for the generation and/or exchange of user-generated content, including but not limited to Instagram, Facebook, Twitter, SnapChat, Pinterest, and YouTube.

2.Engagement of Creator. Company hereby engages Creator on a non- exclusive basis, to perform the Brand Marketing Services including but not limited to the Creator Responsibilities set forth below during the Term hereof, for the Liquor Products and Beverage Line for the Creator’s Brands as described in the attached Exhibit A and for the compensation or profit split as forth therein as well in Exhibit A.

3.Term. The Term of this Agreement (“Term”) shall commence on the date this Agreement is fully executed by all parties hereto, and end on the three-year anniversary of this Agreement. The Term may be extended by written agreement of both parties.

4.License for Use of Image. Company shall have the right and license (the “License”) to use Creator’s image in Company’s public relations, advertising and marketing to promote the Beverage Products. Company shall be permitted to use the License in any social or traditional media, including but not limited to Company’s Social Media. The License granted by Creator to Company includes the following:

a.Creator grants to Company the irrevocable, unlimited and global right and permission, restricted only by the terms of this Agreement, to take, use, re-use, publish, and republish Creator’s Image.

b.Company has the unrestricted right to take or use the Images using any technology or media now known or to be invented, including but not limited to print, television, and film media; digital and electronic media; and distribution over the internet and mobile/wireless platforms, as an intermediary product or a finished product.

c.Creator agrees that the Images may be used for any and all purposes within the scope of this Agreement, including commercial purposes which shall include but not be limited to advertising, promotional, packaging, retail, public relations, corporate, editorial, and/or unlimited collateral uses in the consumer, trade, and/or editorial markets (each, a “Permitted Use”).

5.Company’s Responsibilities. Company agrees to:

a.Provide Creator with “talking points” for Beverage Products, for Creator to use in connection with his/her public appearances;

b.Provide Creator with expense reimbursement only for expenses pre- approved in a signed writing from the Company;

c.Provide Creator with samples of Beverage Products for Creator’s personal use, during the Term of this Agreement, which shall obligate Creator to the minimum posting requirements for that Company Product;

d.Mention Creator in no less than One (1) Social Media posts per week during the Term using relevant and appropriate metadata tags or hash tags.

6.Creator’s Responsibilities. Creator agrees to:

a.Mention Company in at least 6 and no more than 30 Social Media posts on Creator’s platform(s) per month during the term, using relevant metadata tags or hash tags as directed by the Company and as may be set forth in Schedule A;

b.Use Creator’s best efforts to mention his/her use of Beverage Products in the Creator’s Social Media Posts, using the “talking points” provided by Company;

c.Use Creator’s best efforts to mention that she uses Beverage Products in his/her Social Media Posts;

d.Participate in 4 Service Days per month; Service Days include photo shoots;

e.Produce or Participate in up to 4 per month editorial phone interviews discussing Creator’s use of Company’s product/service.

7.Service Day Terms.

a.All Service Day appearances will be at a time mutually agreed upon by the parties, taking into account Creator’s schedule and other prior commitments. All appearances shall be coordinated between the parties.

b.If Company confirms Creator’s availability and an illness, injury or other cause beyond Creator’s control prevents Creator’s appearance on that date, then the parties will reschedule for another date.

c.Additional Service Days. Creator’s participation in additional Service Days beyond the Service Days required by this Agreement shall be subject to the party’s good faith negotiations.

8.Compensation.

a.Commission Compensation. As compensation for and in full consideration for the License and for the Brand Marketing Services furnished by Creator, and Creator’s warranties, representations and covenants made herein, Company shall pay Creator ten percent (10%) of the Company’s Net Profits from the Beverage Products, which obligation may be converted into shares of the Company’s common stock upon mutually agreement.

b.Additional Compensation. the company can if it wishes pay Creator additional compensation in the form of stock or cash from time to time.

c.Taxes. Taxes, expenses and other charges imposed by federal, state or local law shall not reduce the consideration stated herein. Company will not withhold income or any other taxes from any amount paid pursuant to this Agreement.

e. Creator will be entitled to a monthly fee of $5,000 to help create, market, launch and sell the Beverage Products and Beverage Lines. This monthly fee shall commence on February 1, 2023 and be made payable to the Creator so long as the company has funding and it will continue until brand launch. Creator and Company will renegotiate monthly terms after launch.

9.Exclusivity. Creator will not enter into a contract or other sponsorship or promotional arrangement with any other in the coffee or tea industry either producing, distributing, or selling such products during the Term.

10.Prior Approval. Once proposed Images and any associated copy or text, including but not limited to advertising copy, are approved by Creator a first time, Creator thereafter waives any right to approve subsequent uses of the Images in the same or similar manner.

11.Termination.

a.Immediate Termination. During the term, Creator will conduct herself/himself at all times with due regard to the high quality and prestige of Company and its products. Company may immediately terminate the Agreement if Creator:

i.Is charged with, indicted for, or convicted of, any felony or crime that involves moral turpitude;

ii.Is charged with, indicted for, or convicted of driving while under the influence of drugs and/or alcohol;

iii.Checks into any rehabilitation facility for drug and/or alcohol abuse and/or publicly admits to drug and/or alcohol addiction;

iv.Has committed or commits any act or becomes involved in any situation or occurrence in each case tending to bring Creator into public disrepute, contempt, scandal or ridicule, or tending to shock, insult or offend the people of the territory or any group thereof;

v.Appears in, or permits her/his likeness or image to be used in, advertising or publicizing of any kind for the following products and/or services: including but not limited to alcohol; and/or

vi.Makes any statement or commits any act disparaging of, or reflecting unfavorably upon, the reputation of Company or its products and/or services and such statement is made to the general public or becomes a matter of public knowledge.

b.Termination for Breach. If either party at any time during the Term:

i.Fails to make any payment or any sum of money specified in this Agreement to be made; or

ii.Fails to observe or perform any of the covenants, agreements or obligations under this Agreement (other than the payment of money)

(each, a “Default”), the non-defaulting party may terminate this Agreement, provided that such Default continues for a period of 30 days after written notice to the defaulting party.

12.Confidentiality. The parties agree that the terms and conditions of this Agreement are confidential and cannot be disclosed to any third party without the prior written consent of both Company and Creator, unless otherwise required by law or otherwise provided by this Agreement.

13.No Assignment. The rights of each party under this Agreement are personal to that party and may not be assigned or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party.

14.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles.

15.Reservation of Rights. Company understands that Creator reserves the right to authorize others to use Creator’s image during the Term in connection with all tangible and intangible items and services other than the services specified in this Agreement.

16.Independent Contractor. Creator’s relationship with Company shall be that of an independent contractor, and nothing contained in this Agreement shall be construed as establishing an employer/employee relationship, partnership or joint venture between Creator and Company. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and except as expressly set forth in this Agreement. Creator shall have sole responsibility for the payment of all applicable governmental taxes, including federal, state and local income taxes in connection with Creator’s compensation.

17.No Commissions. Company shall have no liability whatsoever with respect to any commissions due agents of Creator in connection with the securing of this Agreement, all of which obligations shall be Creator’s sole liability, and Company shall likewise be solely responsible for any commissions due its agents, if any.

18.Notices. Any notice provided for or concerning this Agreement shall be in writing and shall be deemed sufficiently given when sent or served by personal delivery or by certified mail, return receipt requested, or guaranteed overnight courier, addressed to the addresses as set forth hereinafter. Any party may change its address at any time by written notice to the other party.

19.Merger. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

20.Severability. If any provision of this Agreement shall be declared by any court of competent Jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

21.Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any of either party’s obligations under this Agreement shall be effective unless in writing and signed by all parties to this Agreement.

22.Attorney’s Fees. In the event of a dispute hereunder, the prevailing party shall be entitled to reimbursement from the other party for reasonable attorney’s fees and costs of suit.

23.Entire Agreement. This Agreement shall constitute the entire agreement between the parties and any prior understanding or representation of any kind preceding the date of this Agreement shall not be binding upon either party except to the extent incorporated in this Agreement.

24.Counterpart Signatures, Facsimile Signatures, Electronic Signatures. This Agreement may be executed in counterparts, by facsimile, scan and/or electronically. All counterpart, facsimile or electronic signatures shall have equal validity and enforceability as a fully executed original agreement.

25.Amendment or Modification of Agreement. Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Nitches, Inc. (“COMPANY”)

By:__________________________________

John Morgan, CEO

Date Signed: __________________________

“CREATOR”

Name:______________________________(Please Print Legibly)

Date Signed:_______________________

EXHIBIT A

CREATOR’S BRAND AND ITS SOCIAL MEDIA

Beverage Line	Beverage Type	Revenue Split

Name/handle	Platform	# of Followers

Beverage Line	Beverage Type	Revenue Split

Name/handle	Platform	# of Followers

Beverage Line	Beverage Type	Revenue Split

Name/handle	Platform	# of Followers